Exhibit 4.55

Supplementary Agreement to the Online Game Distribution and License Agreement

This Supplementary Agreement is made and entered into on January 5, 2014 (“Effective date”) in Shanghai, by and between:

Party A: Shanghai Zhengju Information Technology Co., Ltd.

Address: 4FL, Building No.2, No.396 Guilin Road, Shanghai, PRC

Party B: Shanghai Giant Network Technology Co., Ltd.

Address: Room 708, Building No.29, 396 Guilin Road, Shanghai, PRC

WHEREAS,

1.	Party A and Party B entered into the Online Game Distribution and License Agreement (the “Original Agreement”) on March 27, 2012 and the Supplementary Agreement (“Supplementary Agreement No.1) on April 20, 2013 in Shanghai. According to the Original Agreement and Supplementary Agreement No.1, Party A authorizes Party B to distribute and operation World of Xianxia Game Software V 0.6 and subsequent versions (the “World of Xianxia”) and Party B shall pay the revenue share to Party A.

2.	Party A and Party B reach the following supplementary agreement by through friendly negotiations,

1.	The Parties hereby agree to modify Article 5.1 to the Original Agreement as follows:

“From January 1, 2014, Party B shall pay to Party A license fee at an amount equal to 40% of revenue (book value) on a monthly basis, which means that from January 1, 2014, the rate of revenue share provided by Party B to Party A shall be changed from 65% as provided in Supplementary Agreement No.1 to 40%.”

2.	In all the rest that is not provided by this Supplementary Agreement the Parties shall be governed by the Original Agreement and the Supplementary Agreement No.1.

3.	Both parties agree that this Supplementary Agreement No.2 supersedes the Original Agreement and Supplementary Agreement No.1 with respect to the subject matter.

4.	This Supplementary Agreement shall become effective immediately upon sealed by the Parties. This Supplementary Agreement is prepared in four counterparts; each party shall have two counterparts which have the same legal effect.

Party A: Shanghai Zhengju Information Technology Co., Ltd.	Party B: Shanghai Giant Network Technology Co., Ltd.